December 9, 2005

Mail Stop 3561

Via U.S. Mail and Fax (254-761-2957)

Mr. Bryan Baker
Senior Vice President and Chief Financial Officer
FirstCity Financial Corporation
6400 Imperial Drive
Waco, TX 76712

	RE:	FirstCity Financial Corporation
      Form 10-K for the Year ended December 31, 2004
		Filed March 21, 2005
		File No. 033-19694

Dear Mr. Baker:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director



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